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      EXHIBIT 23.1          CONSENT OF KPMG PEAT MARWICK  LLP







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                       INDEPENDENT ACCOUNTANT'S CONSENT



The Board of Directors
Bayonne Bancshares, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Bayonne Bancshares, Inc. of our report dated April 27, 1998, relating to the consolidated statements of financial condition of Bayonne Bancshares, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operation, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-K of Bayonne Bancshares, Inc. and subsidiaries.



Short Hills, New Jersey                   /s/ KPMG Peat Marwick LLP
July 21, 1998